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                                                                       Exhibit 5


                    SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                                FOUR TIMES SQUARE
                               NEW YORK 10036-6522

  Direct Dial
212-735-2526

                                                           September 17, 2002



Foot Locker, Inc.
112 West 34th Street
New York, New York  10120

Ladies and Gentlemen:

                  We have acted as special counsel to Foot Locker, Inc., a New York corporation (the "Company"), in connection with the Registration Statement of the Company on Form S-8 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933 (the "Act") with respect to 500,000 shares of common stock, par value $.01 per share (the "Common Stock"), of the Company to be issued and sold pursuant to the Registration Statement under the Foot Locker 2002 Directors Stock Plan (the "Plan") and 15,000 shares of Common Stock to be issued and sold pursuant to the Registration Statement under a Nonstatutory Stock Option Grant Agreement, dated as of February 4, 2002, by and between the Company and J. Carter Bacot (the "Grant Agreement").

                  In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, and amendments thereto, (iii) the By-laws of the Company, as amended, (iv) the Plan, (v) the Grant Agreement, and (vi) certain resolutions, dated January 16, 2002 and April 18, 2002, adopted by the Board of Directors of the Company authorizing, among other things, the Grant Agreement and the issuance of Common Stock pursuant to the Registration Statement and the adoption of the Plan, and such other documents as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents






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Foot Locker, Inc.
September 17, 2002
Page 2

submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others.

                  Members of this firm are admitted to the Bar of the State of New York and we express no opinion as to the laws of any other jurisdiction, except the federal laws of the United States of America to the extent specifically referred to herein.

                  Based upon and subject to the foregoing, we are of the opinion that the shares of Common Stock to be issued under the Plan and the Grant Agreement, respectively, have been duly authorized, and, when issued in accordance with the terms and conditions of the Plan and the Grant Agreement, respectively (including due payment of the purchase price set forth in such Plan or Grant Agreement, as the case may be), will be validly issued, fully paid and non-assessable.

                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.


                           Very truly yours,


                           /s/ SKADDEN ARPS, SLATE, MEAGHER, & FLOM LLP